EXHIBIT 4(b)


                   SEARS, ROEBUCK AND CO.
                         Sears Tower
                   Chicago, Illinois 60684



                        May 15, 1995



Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Gentlemen:

     Sears Roebuck Acceptance Corp. ("SRAC"), as registrant, and Sears, Roebuck and Co. ("Sears"), as co-registrant, have filed a registration statement (Registration Statement No. 33-58139) with the Securities and Exchange Commission, and presently propose to file Amendment No. 1 thereto (the "Registration Statement"). The Registration Statement, as proposed to be amended, relates to up to $3 billion aggregate initial offering price of Debt Securities to be issued by SRAC (the "Debt Securities"). Subject to the provisions contained in the form of Indenture, pursuant to which the Debt Securities are proposed to be issued, which is proposed to be filed as an exhibit to Amendment No. 1 to the Registration Statement (the "Indenture"), SRAC will be required to maintain a Fixed Charge Coverage Ratio (as defined in the Indenture) for any fiscal quarter of not less than 1.10 and SRAC has agreed to cause Sears to continue to own and hold all legal title to and beneficial interest in all of the outstanding voting stock of SRAC.

     This is to confirm our agreement ("Fixed Charge Coverage and Ownership Agreement") that Sears will (a) pay SRAC such amounts which, together with any other earnings available to SRAC therefor, are sufficient for SRAC to maintain a Fixed Charge Coverage Ratio for any fiscal quarter of not less than 1.10 as long as SRAC is required by the provisions of the Indenture relating to any outstanding Debt Securities to maintain such Fixed Charge Coverage Ratio and (b) continue to own and to hold all legal title to and beneficial interest in all of the outstanding voting stock of SRAC as long as SRAC is required by the provisions of the Indenture relating to any outstanding Debt Securities to cause Sears to own and hold such title and interest.

     This agreement is made for the benefit of the holders of outstanding Debt Securities under the Indenture (the "Holders"). SRAC will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in this agreement. Sears agrees that any Holder may bring a direct and immediate action against Sears to enforce Sears obligations hereunder.

     If the foregoing satisfactorily sets forth the terms and conditions of our agreement, please indicate your acceptance thereof by the signature of a duly authorized officer in the space provided below and on the duplicate original of this letter which is enclosed.

                              Very truly yours,

                              SEARS, ROEBUCK AND CO.

               By:
                         Alice M. Peterson
                         Vice President and Treasurer


Accepted:

SEARS ROEBUCK ACCEPTANCE CORP.


By:
     Keith E. Trost
     President